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                                                                  Execution Copy

August 3, 2000

Richard Skelly

RE:  Retention Bonus Agreement

Dear Rick:

The following sets forth the agreement between you and The Grand Union Company, a Delaware corporation (the "Company"), regarding the terms of the retention bonus (the "Retention Bonus") that you may be eligible to receive in accordance with the terms and conditions set forth below. This letter agreement (the "Letter Agreement") is in addition to, and not in substitution for, any other agreements between you and the Company, and the Retention Bonus is in addition to, and not in substitution for, any other pay or benefits to which you are eligible to earn from the Company. The prior letter agreement between you and the Company concerning the Retention Bonus dated July 21, 2000 is null and void and is superceded by this Letter Agreement.

1. Definitions. For purposes of this Letter Agreement, the following capitalized words that are not otherwise defined in the text of the Letter Agreement shall have the meanings set forth below:

     "Board" shall mean the Board of Directors of the Company.

     "Cause" shall mean the termination of your employment based on (i) willful misconduct or gross negligence by you with regard to the Company or its business, assets or employees; (iii) the refusal by you to follow the proper direction of the Company or the Board; (iv) substantial and continuing refusal by you to attempt to perform the duties required of you in connection with your employment (other than any such failure resulting from incapacity due to physical or mental illness); (v) your being convicted of a felony or pleading nolo contendere to a felony (other than a felony involving a motor vehicle); (vi) the breach by you of any fiduciary duty owed by you to the Company; or (vii) your dishonesty, misappropriation or fraud with regard to the Company (other than good faith expense account disputes).

     "Change in Control" shall mean the consummation of a Triggering Event.

     "Effective Date" shall mean July 12, 2000, the date on which the Compensation Committee of the Board approved the Retention Bonus.

     "Final Payment Date" shall mean the later of (a) July 1, 2001, if a Triggering Event does not occur prior to such date, or (b) in the event that a Triggering Event occurs prior to July 1, 2001, the latest to occur of (i) the date of a Change in Control corresponding to a Triggering Event where such Triggering Event has occurred before July 1, 2001, (ii) the date that any Triggering Event which occurs before July 1, 2001 is definitively canceled or otherwise becomes void or (iii) July 1, 2001.

     "Good Reason" shall mean any of the following:

     (A)  any reduction in your base salary or target bonus opportunity;

     (B) any material reduction by the Company of your duties, authority or responsibilities (except in connection with the termination of your employment other than because of an Involuntary Termination), or:

     (C) any change in your principal work location of more than 50 miles from your principal work location as of the Effective Date.

     "Involuntary Termination" shall mean (a) the termination of your employment by the Company other than for Cause, Death, Disability under the Company's Long Term Disability Plan, or retirement under the Company's Retirement Plan or (b) the resignation of your employment by you for Good Reason.
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     "Payment Dates" shall mean October 1, 2000, January 1, 2001, April 1, 2001 and the Final Payment Date.

     "Purchaser" shall mean any person or entity that engages in a Change in Control transaction.

     A "Triggering Event" shall be deemed to have occurred on the date that any of the following shall have occurred:

     (A) the Company enters into a binding agreement with one or more Purchasers to directly acquire, in exchange for cash, stock, claims, or property, fifty percent or more of the aggregate equity securities of the Company as of the Effective Date;

     (B) the Company enters into a binding agreement providing for a merger, consolidation, reorganization or other business combination upon consummation of which one or more Purchasers would own or control fifty percent or more of either (i) the aggregate voting securities of the Company, (ii) the aggregate economic interest of the outstanding equity securities of the Company or (iii) the aggregate value of the assets of the Company;

     (C) the Company enters into a transaction upon consummation of which one or more Purchasers would acquire in exchange for cash, stock, claims or property fifty percent or more of either (i) the aggregate equity securities of the Company, or (ii) the Company's assets; or

     (D) the Company files a plan of reorganization or motion for relief in a case under title 11 of the United States Code for the purpose of implementing an agreement or transaction of the type described in any of the preceding clauses (A), (B) or (C); provided, however, that a Triggering Event shall not include any change of ownership resulting from a public offering of any of the securities of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended.

2. Term. The term of this Letter Agreement (the "Term") shall commence on the Effective Date and shall continue until the Final Payment Date.

3. Retention Bonus. In consideration of, and subject to, your continued employment with the Company during the period beginning on the Effective Date and continuing through each Payment Date, the Company will pay you a Retention Bonus equal to 20%, 25%, 25% and 30%, respectively, of the annual rate of your base salary as in effect on the Effective Date. The Company will pay each Retention Bonus to you in a lump sum cash amount as soon as practicable after each Payment Date where you remain in the continued employ of the Company, but in no event shall such payment be made more than thirty days thereafter. Notwithstanding the above, if you are in the employ of the Company and there is a Change in Control following a Triggering Event during the term of this Letter Agreement, any remaining Retention Bonuses will be paid to you as soon as practicable, but in no event later than thirty days, following such Change in Control.

4. Effect of Termination of Employment.

(a) Involuntary Termination. In the event of your Involuntary Termination prior to any of the Payment Dates, you shall be entitled to receive the Retention Bonus in accordance with the terms of Section 3, as if your employment had continued until such Payment Dates as occurs after the date of the termination of your employment. Such payment shall be in addition to any benefits you may be eligible for under the Company's severance plan.

(b) Other Termination. In the event that your employment terminates for any reason other than an Involuntary Termination prior to any of the Payment Dates, you shall forfeit your right any portion of the Retention Bonus not yet earned.

5. Notice. For the purpose of this Letter Agreement, notices and all other communications provided for in this Letter Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, sent by telecopier or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Chief Executive Officer, The Grand Union Company, 201 Willowbrook Blvd., Wayne, New Jersey 07470, telecopier: (973) 890-6012, with a copy to the General Counsel of the Company, or to you at the address set forth on the first page of this Letter Agreement or to such other


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address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

6. Reduction of Payments if Reduction Would Result in Greater After-Tax Amount. Notwithstanding anything herein to the contrary, if the payment of the Retention Bonus and any other payments in connection with a Change of Control (together, the "Payments") constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), and the amount of the Payments net the excise tax (as described in Section 4999 of the Code) payable with respect thereto is less than the amount to be paid to you if the aggregate Payments to be made to you were three times your "base amount" (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the Payments constituting the parachute payment paid pursuant to this Agreement shall be reduced to an amount that will equal three times your base amount, less $1.00.

7. Miscellaneous.

(a) No Rights to Continued Employment. Neither this Letter Agreement nor any of the rights or benefits evidenced hereby shall confer upon you any right to continuance of employment by the Company or interfere in any way with the right of the Company to terminate your employment, subject to the provisions of
Section 4 above, for any reason, with or without Cause.

(b) Amendments, Waivers. No provision of this Letter Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Letter Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c) Counterparts. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(d) Withholding. Amounts paid to you hereunder shall be subject to all applicable federal, state and local wage withholdings.

(e) Headings. The headings contained in this Letter Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Letter Agreement.

(f) Governing Law. The validity, interpretation, construction and performance of this Letter Agreement shall be governed by the laws of the State of New Jersey applicable to contracts entered into and performed in such state.

If this Letter Agreement sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

                           Sincerely,

                           The Grand Union Company

                           By: /s/ Gary M. Philbin
                              -----------------------------
                              Name: Gary M. Philbin
                              President and Chief Executive Officer

Agreed to as of this 3rd day of August, 2000.

/s/ Richard Skelly
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Richard Skelly


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